Exhibit 99.1

PRESS RELEASE

Prothena Announces Phase 3 AFFIRM-AL Clinical Trial for Birtamimab in Patients with AL Amyloidosis Did Not Meet Primary Endpoint

•	Birtamimab did not meet the primary endpoint of time to all-cause mortality or the secondary endpoints

•	Birtamimab development will be discontinued, including stopping the open label extension of the AFFIRM-AL clinical trial

•	Company will decrease ongoing operating expenses, including an expected substantial reduction in organizational size, and plans to provide a further update in June

DUBLIN, Ireland, May 23, 2025 — Prothena Corporation plc (NASDAQ:PRTA) today announced the Phase 3 AFFIRM-AL clinical trial evaluating birtamimab in patients with AL amyloidosis did not meet its primary endpoint (HR=0.915, p-value=0.7680). Based on these results, the Company will discontinue the development of birtamimab, including stopping the open label extension of the AFFIRM-AL clinical trial.

“This is not the outcome that we expected, and we are surprised and disappointed by these results for patients, their families and caregivers, and for the entire AL amyloidosis community,” said Gene Kinney, Ph.D., President and Chief Executive Officer, Prothena. “With these results, we believe that the most appropriate action is to discontinue all development of birtamimab. Prothena would like to thank all of the patients, their families and caregivers, and the investigators, site staff and Prothenians that made this clinical trial possible.”

In the Phase 3 AFFIRM-AL clinical trial, the primary endpoint of time to all-cause mortality was not met for patients treated with birtamimab. In addition, neither of the secondary endpoints were met: 6-minute walk test distance (nominal p-value=0.5288) and Short Form-36 version 2 Physical Component Score (nominal p-value=0.9597). Birtamimab was generally safe and well-tolerated, consistent with its established safety profile.

“While we are all disappointed with today’s results, Prothena has meaningful data readouts and pipeline updates over the next 18 months,” said Daniel G. Welch, Chair of Prothena’s Board of Directors. “We look forward to initial data from the Phase 1 ASCENT clinical trials on PRX012 in Alzheimer’s disease expected in August, and program updates from our partners at Roche expected mid-year, Novo Nordisk expected in 2H25, and Bristol Myers Squibb expected in 2026. The Company and board have begun the work to thoughtfully and expeditiously decrease spend, including but not limited to an expected substantial workforce reduction, and evaluate with its financial advisors business options in the best interest of its shareholders.”

In June, the Company expects to provide details of plans to reduce ongoing operating expenses. The results of the Company’s review of its business options will be communicated as appropriate once the analysis and plans are finalized.

About the Phase 3 AFFIRM-AL Clinical Trial

The Phase 3 AFFIRM-AL clinical trial was a global, double-blind, placebo-controlled, time-to-event clinical trial that enrolled 207 newly diagnosed, treatment naïve patients with Mayo Stage IV AL amyloidosis. Birtamimab was given to the active arm every 28 days at a dose level of 24 mg/kg (maximum dose not to exceed 2500 mg). Patients in both the active and control arms received a bortezomib-containing chemotherapy regimen as standard of care, and use of daratumumab was allowed.

About Prothena

Prothena Corporation plc is a clinical-stage biotechnology company with expertise in protein dysregulation and a pipeline of investigational therapeutics with the potential to change the course of devastating neurodegenerative and rare peripheral amyloid diseases. Fueled by its deep scientific expertise built over decades of research, Prothena is advancing a pipeline of therapeutic candidates for a number of indications and novel targets for which its ability to integrate scientific insights around neurological dysfunction and the biology of misfolded proteins can be leveraged. Prothena’s pipeline includes both wholly-owned and partnered programs being developed for the potential treatment of diseases including ATTR amyloidosis with cardiomyopathy, Alzheimer’s disease, Parkinson’s disease and a number of other neurodegenerative diseases. For more information, please visit the Company’s website at www.prothena.com and follow the Company on X (formerly Twitter) @ProthenaCorp.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to, among other things, the sufficiency of our cash position to fund advancement of a broad pipeline and completion of our ongoing clinical trials; the continued advancement of our discovery, preclinical, and clinical pipeline, and expected milestones in 2025, 2026, and beyond, including upcoming initial data from the Phase 1 ASCENT clinical trials on PRX012 in Alzheimer’s disease expected in August 2025, and program updates from our partners at Roche expected mid-year, Novo Nordisk expected in 2H25, and Bristol Myers Squibb expected in 2026; our efforts to reduce ongoing operating expenses, including the timing and scope of any such activities, and a potential workforce reduction; and our evaluation of business options. These statements are based on estimates, projections and assumptions that may prove not to be accurate, and actual results could differ materially from those anticipated due to known and unknown risks, uncertainties and other factors, including but not limited to uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary financial results included in this press release, as well as those described in the “Risk Factors” sections of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 8, 2025, and discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC. We undertake no obligation to update publicly any forward-looking statements contained in this press release as a result of new information, future events, or changes in our expectations.

Contacts:

Investors

Mark Johnson, CFA, Vice President, Investor Relations

650-417-1974, mark.johnson@prothena.com

Media

Michael Bachner, Senior Director, Corporate Communications

609-664-7308, michael.bachner@prothena.com